Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Fourth Quarter and Year-End 2008 Results
WALTHAM, MA — March 19, 2009 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter and year ended December 31, 2008.
Financial Results
The Company reported a net loss for the fourth quarter of 2008 of $1.8 million, or $0.05 per share, compared with a net loss of $5.8 million, or $0.21 per share, for the same period in 2007.
For the year ended December 31, 2008, the net loss was $21.4 million, or $0.70 per share, compared with a net loss of $20.4 million, or $0.73 per share, for the comparable period in 2007.
The loss from operations for the fourth quarter of 2008 was $5.8 million compared to a loss from operations of $6.2 million for the same period in 2007. The loss from operations for the year ended December 31, 2008 was $25.9 million compared with loss from operations of $22.3 million for the comparable period in 2007.
The increase in loss from operations for the twelve month period is attributable to an increase in operating expenses which was driven primarily by a higher level of clinical development activities, including the ongoing FACT study of fosbretabulin (ZYBRESTAT™) in anaplastic thyroid cancer (ATC), the FALCON study of fosbretabulin in non-small cell lung cancer (NSCLC) as well as the management of other ongoing clinical trials and drug development activities. The increase in costs associated with clinical development activities was offset in part by lower general and administrative expenses for the periods reported.
In the fourth quarter of 2008, OXiGENE recorded a non-cash gain totaling $3.3 million resulting from changes in the valuation of warrants issued in 2008. The majority of the gain resulted from warrants to purchase 11,281,877 shares of OXiGENE common stock issued to Symphony Capital on October 17, 2008 and subsequently exercised in full at the price of $1.11 per share by Symphony Capital in December 2008. Warrants to purchase 250,000 shares of OXiGENE common stock issued to Kingsbridge Capital in February 2008 resulted in a gain of approximately $23,000. The gain represents the difference in valuation of the warrants in October 2008, the month in which OXiGENE completed the strategic collaboration with Symphony Capital, and December 30, 2008 in
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the case of the Symphony warrant and December 31, 2008 in the case of the Kingsbridge warrant. The gain is due to the decrease in the quoted price of the Company’s common stock during the measurement period.
As previously announced, OXiGENE reported cash, cash equivalents and marketable securities on December 31, 2008 of approximately $33.6 million, including investments held by Symphony ViDA, Inc. of $14.7 million, compared with approximately $28.4 million on December 31, 2007.
“OXiGENE delivered a strong performance in 2008 marked by clear progress in our drug development programs, led by our ZYBRESTAT pivotal trial in anaplastic thyroid cancer. We kept a tight focus on key objectives, maintained a high level of fiscal responsibility and established an enabling strategic partnership with Symphony Capital,” said John A. Kollins, OXiGENE’s Chief Executive Officer. “We believe that 2009 will be an equally productive year for our company, as we continue to drive our oncology and ophthalmology product pipeline forward toward key value inflection points, advance strategic business and corporate development initiatives and thereby increase the value of our therapeutic assets.”
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration clinical trial in anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical trials in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors. In clinical trials in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated activity, and the Company’s objective is to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications. OXiGENE is developing ZYBRESTAT for ophthalmology under the strategic drug development partnership it established with Symphony Capital in October 2008.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of solid tumors. Like its structural analog, ZYBRESTAT™ (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that
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has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors. OXiGENE is developing OXi4503 under the strategic drug development partnership it established with Symphony Capital in October 2008.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, an interim analysis of the same, reporting of final results from the Phase 2 clinical trial of ZYBRESTAT in patients with platinum-resistant ovarian cancer, initiation of a Phase 1b clinical trial of OXi4503 in patients with hepatic tumors, presentation of preclinical data on OXi4503 in acute myeloid leukemia, initiation of a Phase 1b clinical trial of OXi4503 in acute myeloid leukemia, completion of enrollment in the ongoing Cancer Research United Kingdom sponsored Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors, timing of reporting final data from the Phase 1 trial, timing and success of preclinical studies and initiation of a clinical trial of topical-route ZYBRESTAT, timing of reporting interim and final data from the Phase 2 clinical trial of ZYBRESTAT in NSCLC, initiation of a Phase 2 clinical trial of ZYBRESTAT for ophthalmology, administered intravenously, in a choroidal neovascularization indication, and timing or execution of a potential strategic collaboration on any product or indication or any other transaction. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000’s)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets

Cash, cash equivalents and marketable securities	$18,918	$28,438
Investments held by Symphony ViDA, Inc.	14,663	—
License agreement	581	679
Other assets	869	947

Total assets	$35,031	$30,064

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$5,826	$5,207
Liabilty for potential stock issuances	466	—
Non controlling interest in Symphony ViDA, Inc.	9,432	—
Total stockholders’ equity	19,307	24,857

Total liabilities and stockholders’ equity	$35,031	$30,064

4Q, YE 2008 OXGN Results
March 19, 2009

OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
License revenue	$—	$5	$12	$12

Costs and expenses:

Research and development	4,566	4,494	18,434	14,130
General and administrative	1,214	1,667	7,518	8,155

Total costs and expenses	5,780	6,161	25,952	22,285

Operating loss	(5,780)	(6,156)	(25,940)	(22,273)

Gain on change in valuation of warrants	3,335	—	3,335	—
Investment income	72	394	618	1,955
Other expense, net	53	(35)	66	(71)

Net loss before non controlling interest in Symphony ViDA	(2,320)	(5,797)	(21,921)	(20,389)
Loss attributed to non controlling interest in Symphony ViDA	520	—	520	—
Net loss	$(1,800)	$(5,797)	$(21,401)	$(20,389)

Basic and diluted net loss per common share	$(0.05)	$(0.21)	$(0.70)	$(0.73)

Weighted average number of common shares outstanding	37,482	28,035	30,653	27,931